Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 8, 2006 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in F5 Networks, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2006.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Seattle, WA
September 17, 2007